SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:    Excelsior Directional Hedge Fund of Funds NewSub, LLC

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE ZIP CODE):

                               225 High Ridge Rd.
                               Stamford, CT 06905

TELEPHONE NUMBER (INCLUDING AREA CODE):  (203) 352-4400

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

                                 David R. Bailin
                   c/o U.S. Trust Hedge Fund Management, Inc.
                               225 High Ridge Rd.
                               Stamford, CT 06905


                                   COPIES TO:
                            Kenneth S. Gerstein, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10022

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes      No  X
     --      -


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ITEM 1.     Excelsior Directional Hedge Fund of Funds NewSub, LLC

ITEM 2.     State of organization:          Delaware

            Date of organization:           February 26, 2007

ITEM 3.     Form of organization:           Limited Liability Company

ITEM 4.     Classification of registrant:   Management company

ITEM 5.     (a)   Closed-end

            (b)   Non-diversified

ITEM 6.     Name and address of investment adviser:  Not Applicable

ITEM 7. David R. Bailin, sole member of Board of Managers, 225 High Ridge Rd. Stamford, CT 06905; No officers.

ITEM 8.     Not applicable

ITEM 9.     (a) No

            (b) Not applicable

            (c) No

            (d) Yes

            (e) One; Excelsior Directional Hedge Fund of Funds (TI), LLC has a
                100% interest.

ITEM 10.    $0.00

ITEM 11.    No

ITEM 12.    Not applicable

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Stamford and state of Connecticut on the 23rd day of April, 2007.

                                   EXCELSIOR DIRECTIONAL HEDGE FUND OF
                                   FUNDS NEWSUB, LLC
                                   (Name of Registrant)


                                   By: /s/ David R. Bailin
                                       -------------------------------
                                       Name:  David R. Bailin
                                       Title: Manager


Attest:  /s/ Marina Belaya
        ---------------------------
        Name:  Marina Belaya
        Title: Authorized Person